As filed with the Securities and Exchange Commission on June 3, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PROS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0168604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3200 Kirby Drive, Suite 600	77098
Houston, Texas	(Zip Code)
(Address of Principal Executive Offices)

AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN, as amended
2021 EQUITY INDUCEMENT PLAN, as amended
(Full title of the plans)
Damian W. Olthoff
General Counsel and Secretary
PROS Holdings, Inc.
3200 Kirby Drive, Suite 600
Houston, Texas 77098
(713) 335-5151
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by PROS Holdings, Inc. (“Registrant”) for (i) 3,000,000 additional shares of common stock of the Registrant, par value $0.001 per share (“Common Stock”), issuable pursuant to the Amended and Restated 2017 Equity Incentive Plan, as amended (the “2017 Plan”), and (ii) 789,176 additional shares of Common Stock issuable pursuant to the 2021 Equity Inducement Plan, as amended (the “2021 Plan”).

PART I

Information Required in the Section 10(a) Prospectus

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of documents by reference

Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities Exchange Commission (the “Commission”):

a.    Registrant’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2024 (the “Annual Report”), filed with the Commission on February 12, 2025;

b.    all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

c.    Description of Registrant’s Common Stock contained in Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 19, 2020, including any amendment or report filed for the purpose of updating such description.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Under no circumstances will any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K and any corresponding exhibits thereto, which the Registrant may furnish to the Commission from time to time, be deemed incorporated herein by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of securities

Not applicable.

Item 5. Interests of named experts and counsel

Not applicable.

Item 6. Indemnification of directors and officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Section 145 of the DGCL generally provides that a Delaware corporation has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

The Registrant’s certificate of incorporation and bylaws provide that it will limit the liability of its directors, and will indemnify its directors and officers, to the maximum extent permitted by Delaware law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

a.    breach of their duty of loyalty to the corporation or its stockholders;
b.    act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
c.    unlawful payment of dividends or redemption of shares; or
d.    transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant entered into separate indemnification agreements with its directors and officers in addition to the indemnification provided for in its bylaws. These indemnification agreements provide, among other things, that the Registrant will indemnify its directors and officers for certain judgments, fines, penalties, settlements amounts and expenses (including attorneys’ fees and disbursements) incurred by a director or officer in any proceeding, action or claim by reason of the fact of his or her capacity as a director or officer of the Registrant, or by reason of anything done or not done by him or her in such capacity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

The Registrant also maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Registrant believes that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

Item 7. Exemption from registration claimed

Not applicable.

Item 8. Exhibits

The following exhibits are incorporated by reference herein.

Number		Exhibit
4.1
Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1.1 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-141884) filed with the Commission on June 15, 2007).

4.2		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2020).
4.3
Specimen certificate for shares of Common Stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-141884) filed with the Commission on June 11, 2007).

4.4		Amended and Restated 2017 Equity Incentive Plan, as amended (incorporated by reference to Appendix A to the Registrant's Proxy Statement on Schedule 14A filed with the Commission on March 28, 2025).
4.5	*	2021 Equity Inducement Plan, as amended, and forms of award agreements.
5.1	*	Opinion and consent of DLA Piper LLP (US).
23.1	*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
24.1	*	Power of Attorney (included as part of the signature pages to this Registration Statement).
107	*	Filing Fee Table

* Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

i.to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

i.to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(1)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

1.to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on this 3rd day of June 2025.

PROS HOLDINGS, INC.

By:	/s/ Damian Olthoff
Damian Olthoff
General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Damian Olthoff and Christopher C. Chaffin and each of them acting alone, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jeff Cotten	President, Chief Executive Officer and Director (Principal Executive Officer)	6/3/2025
Jeff Cotten

/s/ Stefan Schulz	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	6/3/2025
Stefan Schulz
/s/ Scott Cook	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	6/3/2025
Scott Cook

/s/ William Russell	Chairman of the Board	6/3/2025
William Russell

/s/ Jennifer Biry	Director	6/3/2025
Jennifer Biry

/s/ Raja Hammoud	Director	6/3/2025
Raja Hammoud

/s/ Katie May	Director	6/3/2025
Katie May

/s/ Leland Jourdan	Director	6/3/2025
Leland Jourdan

/s/ Catherine Lesjak	Director	6/3/2025
Catherine Lesjak

/s/ Greg B. Petersen	Director	6/3/2025
Greg B. Petersen

/s/ John R. Strosahl	Director	6/3/2025
John R. Strosahl

/s/ Timothy V. Williams	Director	6/3/2025
Timothy V. Williams